Exhibit 99.1 - Press Release
For Immediate Release

       Consolidated Capital of North America, Inc. Announces Extension of
         Previously Announced Exchange Offer of Common Stock for Claims.

     Denver, Colorado, January 31, 2000. Consolidated Capital of North America, Inc. (OTCBB: CDNO) announced today that its management had determined to extend its previously announced private offer to exchange its outstanding claims of up to $15 million for shares of its common stock at an exchange price of two cents ($.02) per share if an individual exchange is noticed by February 15, 2000, and four cents ($.04) per share if an individual exchange is noticed after that date. All exchanges must be completed by March 31, 2000. If the exchange offer is not accepted by all such claimants by March 31, 2000 the Company will not be able to pursue the opportunity described below, and may cease filing reports with the Securities and Exchange Commission.

     Management of the Company has continued to develop an opportunity for a business combination with a newly organized United Kingdom based internet/telecommunications company, "European e Commerce" Limited ("EeC"), which was announced previously. The Company has executed a preliminary, non-binding letter of intent relating to such transaction. However, there continues to be no certainty that this combination will be successfully completed. The consummation of the proposed combination is subject to several material conditions precedent, which will have to occur to the satisfaction of EeC. These include, but are not limited to, the negotiation of a definitive combination agreement, the Company being free of all material claims or debts, a due diligence investigation by EeC with no material issues discovered, and the obtaining of any necessary waivers and consents from third parties. It is anticipated that a meeting of shareholders will be required to approve certain aspects of the proposed transaction if a definitive combination agreement is negotiated between the parties. However, the date of such meeting will not be set until substantially all the Company's claimants have agreed to the exchange described above.

     EeC's management has given the Company notice that March 31, 2000 will be the date as of which it will review the books and records of CDNO to determine whether or not it has met the requirements of the letter of intent.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete the exchange offer or the combination, the Company's future capital needs, the Company's ability to prevail in litigation, the Company's ability to obtain additional funding and required regulatory approval, the development of competitive businesses by other companies, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the actual results of the Company's efforts may differ materially from those described in this press release.

Contact:
Richard Bailey
President
310-265-4404